Exhibit 99.1

SWM ANNOUNCES THIRD QUARTER 2021 RESULTS

ALPHARETTA, GA, November 3, 2021 -- Schweitzer-Mauduit International, Inc. ("SWM" or the "Company") (NYSE: SWM) reported earnings results for the three month and nine month periods ended September 30, 2021.

Adjusted measures are reconciled to GAAP at the end of this release. Financial and operating comparisons are versus the prior year period. Figures may not sum to total due to rounding. Definitions: Advanced Materials & Structures (AMS), Engineered Papers (EP), low ignition propensity (LIP), "organic" - pro forma for Tekra acquisition that closed in March 2020, and excludes benefit of Scapa acquisition in April 2021

Third Quarter 2021 Financial Results Summary

•Continued strong demand in AMS, highlighted by 10% organic sales growth, offset by escalating input cost inflation and supply chain challenges across the business
•Total sales were $383.6 million, up 37.3%, but down 1% on organic basis
•GAAP operating profit was $23.0 million, or 6.0% of sales, down $14.0 million; Adjusted operating profit was $40.0 million, or 10.4% of sales, down $12.7 million
•GAAP EPS was $0.38, down from $0.78; Adjusted EPS was $0.82, down from $1.16; difficult earnings comparison to an exceptionally strong third quarter of 2020
•Management now expects full year 2021 Adjusted EPS to finish below the $3.75 to $4.05 guidance range provided in May, with fourth quarter Adjusted EPS expected to be down approximately 20% versus prior year quarter (see Management Commentary and Business Outlook sections below for additional detail)

Management Commentary

Dr. Jeff Kramer, Chief Executive Officer, commented, "We are clearly operating in an unprecedented economic environment for the second year in a row. After delivering strong 2020 performance despite a global epidemic, we are now seeing robust demand across many of our end-markets. However, manufacturers around the world are now navigating widespread inflationary pressures and supply chain disruptions. Within that backdrop, we are once again proud of our global teams' execution ability under very challenging circumstances. Given the performance to-date and expected lingering fourth quarter pressures, we believe our 2021 Adjusted EPS will finish below our originally guided range. However, we are seeing early signs of relief from several challenges and fully expect our 2022 guidance, when issued in February, to reflect a strong operating profit rebound as we are well positioned for growth as conditions normalize throughout next year."

"AMS delivered 10% organic sales growth in the third quarter, highlighted by approximately 25% growth in both transportation and filtration sales. Demand fundamentals remain strong and our order books across AMS give us confidence in continued growth. Scapa's sales are also performing well, showing a strong rebound versus last year and nearing pre-Covid levels. Within EP, we faced a difficult comparison to last year's particularly strong third quarter, when several customers built LIP inventories to de-risk their supply chains. This factor, combined with anticipated industry attrition, led to a 12% sales decline."

"Consistent with the widely publicized strained supply chain themes such as rapid inflation, labor challenges and input scarcity we continue to see margin pressures, though we believe we are nearing a turning point with respect to some of these headwinds. Market forecasts indicate raw material prices for polypropylene resin and wood pulp easing towards year-end and into 2022, after unexpectedly rising to record highs throughout 2021. We have and continue to increase prices to align with these costs, and together with our contractual price escalators, we expect improved price/cost dynamics next year. Also, to offset the current scarcity of some specialty resins for our transportation films, which has constrained our total growth thus far in 2021, we have qualified new supply sources. This increased material access for 2022 should support double-digit growth in this highly strategic and profitable product line. Finally, in response to the labor challenges highlighted by so many companies, we have made salary adjustments, added additional focus on retention, and are accelerating our manufacturing automation and efficiency projects.

Dr. Kramer concluded, "While many companies struggled early in 2020 due to soft demand and unprecedented manufacturing disruptions in the early days of Covid, SWM was able to respond and deliver Adjusted EPS within our original full year 2020 guidance range. Now that the global economy has quickly shifted to surging demand accompanied by inflationary pressures and tight supply chains, we are again using that agility to make the many changes needed to adjust to current conditions. During the past 18 months, the SWM organization has remained quite strong from operational, financial, and cultural perspectives, and I am encouraged by trends that point toward normalization. In the meantime, we are focused on finishing the year with good execution and setting the foundation for a stronger 2022. Despite the near-term operating challenges, our resilient portfolio has performed well, we have acquired and are integrating the Scapa acquisition to drive further long-term profit gains, and have progressed several key strategic initiatives to support organic top and bottom-line growth. These projects include synergy realizations from recent acquisitions, particularly the expansion of our adhesive and coating capabilities for transportation films and other applications, commercial synergy opportunities across AMS and EP, investments in technology to improve efficiencies, innovations in hemp-based materials, and selective capacity expansions in our fastest growing product lines, complimented by digitalization and advanced analytics deployment. We believe we have made prudent investment and strategic decisions while simultaneously executing well despite a challenging environment, and are confident these efforts will produce attractive results next year and beyond."

Third Quarter 2021 Financial Results

Advanced Materials & Structures segment sales were $260.1 million, up 87%, including the benefit from the Scapa acquisition, while organic sales increased 10%. The organic sales increase was driven by continued rapid growth in transportation sales, specifically automotive paint protection films, as they continued to rebound sharply from COVID-19 related pressures that began early in 2020, and broad strength across our filtration portfolio, particularly water and process filtration products. Transportation and filtration sales each grew approximately 25%. Construction sales, led by erosion control and turf products, and industrial sales, led by digital printing products, also increased. Healthcare sales (excluding Scapa) declined as certain products that saw short-term COVID-related demand spikes in prior year quarters, such as facemask materials, faced difficult comparisons.

GAAP operating profit was $15.9 million, or 6.1% of sales, down 14%, reflecting increased purchase accounting expenses (discussed below in non-GAAP adjustments) associated with the Scapa acquisition. Adjusted operating profit was $27.2 million, up 9%, with margin down 750 basis points to 10.5%. Both GAAP and adjusted operating profit results reflected strong organic sales growth and the incremental benefit of the acquired Scapa business; these factors were offset by higher raw material as the continued significant magnitude and speed of the increase was not fully offset by aggressive pricing actions to-date. The Company also experienced inflationary pressures from energy and freight, and labor challenges which have constrained sales in some product areas. The margin percentage decline was primarily attributable to these cost increases and other supply chain challenges, including limited supplies of specialty resins used in the growing transportation films business. The Company expects selling price increase actions taken in the third quarter and potential additional increases in the fourth quarter to close the cost gap throughout the remainder of 2021 and result in improved price versus cost variances in 2022. Of note, $2.5 million of operating costs related to shared services in Scapa have been classified into the Company's Unallocated expenses, as discussed below.

Engineered Papers segment sales were $123.5 million, down 12%, driven by a 10% volume decrease, unfavorable price/mix of 3%, and a 1% currency benefit. The volume decline was attributable to lower tobacco-related papers, including LIP, as certain customers resumed more normalized order patterns compared to the third quarter of 2020 when they built inventories to de-risk their supply chains amidst Covid-19 uncertainties. The lower LIP volume was a significant contributor to the negative mix. Continued rapid growth in reduced risk Heat-not-Burn products was a positive offset within the tobacco business. Non-tobacco paper volumes were essentially unchanged.

GAAP operating profit was $24.0 million, or 19.4% of sales, down 15%, and reflected lower restructuring and other expenses related to plant closures. Adjusted operating profit was $26.4 million, down 29%, with adjusted operating margin contracting 520 basis points to 21.4%. Margin reduction resulted from a combination of the LIP volume decline and associated negative mix impact noted above, but also from significant wood pulp cost increases. Further, the Company incurred higher energy costs, particularly in Brazil and France, and higher freight costs. The Company has executed price increases to help offset these increasing costs and additional offsets are expected to be effective in 2022 per contractual terms. Currency movements resulted in a $2.0 million negative impact on operating profit.

Unallocated GAAP expenses were $16.9 million, versus $9.7 million in 3Q:20; and included $3.3 million of expenses related to the Scapa acquisition, primarily integration costs. Adjusted unallocated expenses (which excluded the Scapa acquisition related costs) were $13.6 million, versus $9.6 million. The increase included $2.5 million of costs incurred within Scapa as shared services for corporate functions such as legal, finance, HR, and IT, however these costs are reported in the Company's segment financials as unallocated expenses. The remainder of the increase was driven by higher third-party consulting fees for finance and legal as well as higher IT expenses to support the growth of the business. Adjusted unallocated costs were 3.5% of consolidated sales, versus 3.4% in the prior year quarter.

Consolidated sales were $383.6 million, up 37%, but down 1% excluding the incremental sales from the Scapa acquisition. Favorable currency movements benefited sales on the business, excluding Scapa, by 1%. GAAP operating profit was $23.0 million, down 38%, and GAAP operating profit margin was 6.0%. Adjusted operating profit was $40.0 million, down 24%, and adjusted operating profit margin was 10.4%, down 850 basis points.

GAAP income was $12.2 million, down from $24.5 million; GAAP EPS was $0.38; GAAP EPS reflects $0.14 per share of incremental purchase accounting expenses and $0.09 of integration expenses both related to the Scapa acquisition. Adjusted income was $25.8 million, down 29%; Adjusted EPS was $0.82. Adjusted EBITDA was $52.8 million, down 18%, and adjusted EBITDA margin was 13.8%, down 920 basis points.

Interest expense was $15.3 million, up from $7.8 million, due to higher average debt balances as a result of the Scapa acquisition which closed in April 2021. Other income was $3.7 million, versus other expense of $1.0 million last year.

The Company reported a tax rate of 13.2%, versus 17.0% in the prior year period. Excluding the effect of non-GAAP adjustments, the third quarter 2021 tax rate was 17.2% (the implied rate reflected in the Company's Adjusted EPS), versus 19.7% in the prior year quarter, due to a more favorable geographic mix of earnings.

The Company's Chinese JVs contributed $0.07 to both GAAP and Adjusted EPS, versus $0.04 in the prior year quarter due to strong volume growth.

Net currency movements had a $1.8 million negative impact on operating profits and the translation impact of net currency movements was positive $0.01 to both GAAP EPS and Adjusted EPS.

Non-GAAP Adjustments reflect items included in GAAP operating profit, income, and EPS, but excluded from adjusted operating profit, income, and EPS (see non-GAAP reconciliation tables). The most significant adjustments to third quarter 2021 results were purchase accounting expenses of $0.29 per share, up $0.14 per share due to the Scapa acquisition (purchase accounting expenses reflect the ongoing non-cash intangible asset amortization, as well as non-cash one-time inventory step-up charges, associated with AMS acquisitions). The Company incurred $0.09 per share of integration costs associated with the Scapa acquisition. Restructuring, impairment and site closure expenses were $0.06 per share, reflecting the planned shutdown of the Manitoba, Canada site in the EP segment.

2021 Year-to-Date Financial Results

Advanced Materials & Structures segment sales were $675.1 million, up 71%, including the acquisition benefit from the Scapa acquisition, while organic sales increased 15%. Year-to-date organic sales growth was driven by strong double digit gains in filtration, transportation, and construction end-markets, with broad strength across product lines. Key areas that drove growth included water, process, and air filtration products, automotive paint protection films, and erosion/sediment control construction products. Healthcare sales (excluding Scapa) declined due to lower sales of certain products that benefited from COVID-19 related demand in the prior year. Industrial sales declined, though mostly in lower-margin product lines.

GAAP operating profit was $56.1 million, up 24%, also reflecting strong sales growth partially offset by higher purchase accounting expenses associated with the Scapa acquisition. Adjusted operating profit was $88.2 million, up 35%, while margin contracted 340 basis points to 13.1%. Both GAAP and adjusted operating profit growth were driven by strong organic sales growth and the incremental benefit of the acquired Scapa business; the margin percentage decline was primarily attributable to higher raw material costs, which accelerated throughout the period, and had not yet been offset by selling price increases the Company has implemented. Beyond raw material costs, margins have been affected by other inflationary factors such as higher energy and freight costs and tight labor markets which has constrained sales in some product areas. In addition, the limited supply of certain specialty resins for used to manufacture transportation films, has constrained growth of this product line, which is typically a positive contributor to margins. The Company expects its selling price increase actions taken to-date to narrow the cost gap in 2022. Of note, $4.1 million of operating costs related to shared services in Scapa have been classified into the Company's Unallocated expenses, as discussed below.

Engineered Papers segment sales were $374.5 million, down 6%, driven by a 5% volume decline and unfavorable price/mix of 5%, which were partially offset by a 4% currency benefit (related to the Euro). The volume decline was primarily attributable to lower tobacco-related papers, including LIP, as customers adjusted inventories (as discussed above). The lower LIP volumes was a significant contributor to the negative mix. Rapid growth in reduced risk Heat-not-Burn products was a positive offset within the tobacco business. Non-tobacco paper volumes declined slightly.

GAAP operating profit was $78.1 million, down 16%. Adjusted operating profit was $84.5 million, down 18%, with adjusted operating margin decreasing 330 basis points to 22.6%. Margin reduction reflected the LIP volume decline and associated negative mix impact noted above, as well as significantly higher wood pulp costs and increases in energy and freight. The Company has executed price increases to help offset these increasing costs and additional offsets are expected to be effective in 2022 per contractual terms. Year-to-date profits were also impacted by inefficiencies in the first half of 2021 related to the Spotswood, NJ closure and transition. Currency movements resulted in a $4.1 million benefit to operating profits.

Unallocated GAAP expenses were $61.8 million, versus $33.1 million in the prior year period; $19.0 million of the increase related to the Scapa acquisition, including associated third-party advisory and diligence costs, transaction fees, and integration expenses incurred mostly during the second quarter. Adjusted unallocated expenses (which excluded the Scapa acquisition related costs) were $42.8 million, versus $33.0 million. The increase included $4.1 million of costs incurred within Scapa as shared services for corporate functions such as legal, finance, HR, and IT, that are reported in the Company's segment financials as unallocated expenses. The remainder of the increase related to higher administrative costs and HR, IT, and finance organizational investments to support growth of the business.

Consolidated sales were $1,049.6 million, up 32%, including the acquisition benefit from Scapa, or up 4% on an organic basis (pro forma to assume the Tekra acquisition was owned for the full prior year period). Favorable currency movements benefited sales on the business, excluding Scapa, by 2%. GAAP operating profit was $72.4 million, down 31%, and GAAP operating profit margin was 6.9%. These figures were significantly impacted by the Scapa acquisition and integration related costs of $19.0 million and $12.8 million of higher purchase accounting expenses mostly related to the Scapa acquisition. Adjusted operating profit was $129.9 million, down 4%, and adjusted operating profit margin was 12.4% down 470 basis points.

GAAP income was $35.6 million, down from $68.5 million; GAAP EPS was $1.12. GAAP EPS reflects $0.69 per share of acquisition and integration related costs, and foreign currency exchange impacts from Scapa acquisition as detailed below in non-GAAP adjustments section, as well as $0.81 of purchase accounting adjustments which increased from the prior year primarily due to Scapa acquisition.

Adjusted income was $86.6 million, down 5%; Adjusted EPS was $2.74. Adjusted EBITDA was $165.3 million, essentially unchanged from the prior year period, and adjusted EBITDA margin was 15.7%, down 520 basis points.

Interest expense was $31.3 million, up from $22.8 million. Interest expense on debt increased $13.0 million due to incremental debt related to the Scapa acquisition. This increase was offset by a $4.5 million favorable adjustment to interest expenses related to the settlement of Brazil tax assessments. Other income was $0.8 million, versus prior year period other expense was $0.7 million.

The Company reported a tax rate of 29.6%, versus 18.9% in the prior year period. The higher rate is primarily due to the high second quarter 2021 tax rate related to significant discrete items. These discrete items largely relate to the Scapa acquisition and are not expected to yield a material impact to the Company's effective tax rate or cash tax when incorporated into the anticipated full year results. Excluding the impact of non-GAAP adjustments, the year-to-date tax rate was 19.7% (the implied rate reflected in the Company's Adjusted EPS), versus 20.8% in the prior year period due to a more favorable geographic mix of earnings.

The Company's Chinese JVs contributed $0.19 to both GAAP and Adjusted EPS, versus $0.06 per share in the prior year period due to higher volumes.

Net currency movements were a $5.2 million benefit to operating profits and the translation impact of net currency movements was positive $0.07 to both GAAP EPS and Adjusted EPS.

Non-GAAP Adjustments reflect items included in GAAP operating profit, income, and EPS, but excluded from adjusted operating profit, income, and EPS (see non-GAAP reconciliation tables). The most significant adjustments to year-to-date 2021 results were related to the Scapa acquisition. The Company incurred $0.69 per share of costs associated with third party advisory and transactions fees and integration costs which affected GAAP operating profits, and an unfavorable mark-to-market impact of British pound forward contracts which affected other expense. In addition to transaction costs, purchase accounting expenses increased $0.34 per share to $0.81 per share during the quarter, mostly due to the Scapa acquisition (purchase accounting expenses reflect the ongoing non-cash intangible asset amortization, as well as non-cash one-time inventory step-up charges, associated with AMS acquisitions). In addition, restructuring and impairment and site closure expenses were $0.16 per share, and the Company adjusted out a $0.11 per share benefit related to the favorable settlement of the Brazil tax assessment.

Cash Flow, Debt, Liquidity, & Dividend

Year-to-date 2021 cash provided by operating activities was $27.5 million, versus $107.5 million. The Company's working capital-related cash outflows were $71.1 million, compared to $19.0 million in the prior year period. The higher outflows are associated with the strong year-to-date 2021 sales increase, particularly in AMS, and the related growth in receivables and inventories (higher cost inventories due to rising input costs). In addition, approximately $14 million of cash costs were incurred during the first nine months of 2021 in connection with the closing of the Scapa acquisition, primarily in the second quarter.

Capital spending and capitalized software totaled $25.7 million, up $2.2 million. Year-to-date free cash flow was $1.8 million, down from $84.0 million, due to the operating cash flow trends discussed above. Free cash flow is expected to improve in the fourth quarter as working capital normalizes at higher sales levels.

Total debt was $1,306.2 million as of September 30, 2021, up $712.9 million from year end 2020, and total cash was $73.6 million; net debt was $1,232.6 million on September 30, 2021, up $694.0 million. The Company's total debt is comprised primarily of $414 million of borrowings under the revolving credit facility, which is due in 2023 and represents the Company's nearest material debt maturity, $194 million of an outstanding term loan due in 2025, and $350 million of senior notes due in 2026 (these amounts do not sum to total debt due mainly to unamortized discount and issuance costs), and $349 million of an outstanding term loan due in 2028. The Company's liquidity position is $160 million, consisting of approximately $74 million of cash and $86 million of revolver availability. Management believes this liquidity is sufficient to fund the Company's operating needs and financial obligations, including dividend payments. Net debt is expected to be reduced by year-end due to a combination of fourth quarter free cash flow generation and the pending sale of assets related to discontinued operations.

Pursuant to the terms of the Company's credit agreement, net debt to adjusted EBITDA was 4.8x as of September 30, 2021, versus 2.3x at year end 2020. The increase in debt and leverage levels is primarily related to the acquisition of Scapa.

The Company announced a quarterly cash dividend of $0.44 per share. The dividend will be payable on December 17, 2021 to stockholders of record as of November 26, 2021.

Business Outlook

Given performance to-date and the expectation that fourth quarter results will reflect continued impacts from inflationary and supply chain pressures, the Company projects full year Adjusted EPS will be below the previously provided range of $3.75 to $4.05 (provided in May 2021). The Company anticipates fourth quarter Adjusted EPS could be down approximately 20% versus the prior year fourth quarter, with key variables including input costs, raw material availability, and non-operating items such as tax rate and joint venture results. The Company further indicated that it expects strong operating profit growth in 2022 as raw material prices and supply chain conditions normalize.

Conference Call

SWM will hold a conference call to review third quarter 2021 results with investors and analysts at 10:30 a.m. Eastern time on Thursday, November 4, 2021. The earnings conference call will be simultaneously broadcast over the Internet at www.swmintl.com. To listen to the call, please go to the Company’s website at least 15 minutes prior to the call to register and to download and install any necessary audio software. For those unable to listen to the live broadcast, a replay will be available on the Company’s website shortly after the call.

SWM will use a presentation in conjunction with its conference call. The presentation can be found on the Company's website under the Investor Relations section in advance of the earnings conference call. The presentation can also be accessed via the earnings conference call webcast.

About SWM

SWM is a leading global performance materials company, focused on bringing best-in-class innovation, design, and manufacturing solutions to our customers. Our highly engineered films, adhesive tapes, foams, nets, nonwovens, and papers are designed and manufactured using resins, polymers, and natural fibers for a variety of industries and specialty applications. SWM and its subsidiaries manufacture on four continents, conduct business in over 90 countries and employ approximately 5,000 people worldwide. For further information, please visit SWM’s website at www.swmintl.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor created by that Act and other legal protections. Forward-looking statements include, without limitation, those regarding the incurrence of additional debt, future performance, capital expenditures, future market and EPS trends and guidance, the future effects of supply chain challenges and price increases, sales and volume trends, growth prospects, currency rates and trends and impact on EPS, future cash flows, net leverage, purchase accounting impacts, effective tax rates, planned investments, impacts of the COVID-19 pandemic on our operations, profitability, and cash flow, the expected benefits and accretion of the Scapa acquisition and integration, and other statements generally identified by words such as "believe," "expect," "intend," "guidance," "plan," "forecast," "potential," "anticipate," "confident," "project," "appear," "future," "should," "likely," "could," "may," "typically," "will," and similar words.

These forward-looking statements are prospective in nature and not based on historical facts, but rather on current expectations and on numerous assumptions regarding the business strategies and the environment in which our business shall operate in the future and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by those statements. No assurance can be given that such expectations will prove to have been correct and persons reading this presentation are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this press release. These statements are not guarantees of future performance and are subject to certain risks, uncertainties (some of which are beyond the Company’s control) and assumptions that may cause actual results to differ materially from our expectations as of the date of this release. These risks include, among other things, the following factors:

•Risks associated with pandemics and other public health emergencies, including the continued impact of, and the governmental and third party response to, the COVID-19 pandemic and its variant strains (including any proposed new regulation concerning mandatory COVID-19 vaccination of employees);

•Changes in sales or production volumes, pricing and/or manufacturing costs of Recon products, cigarette paper (including for LIP cigarettes), including any change by our customers in their tobacco and tobacco-related blends for their cigarettes, their target inventory levels and/or the overall demand for their products, new technologies such as e-cigarettes, inventory adjustments and rebalancings in our EP segment. Additionally, competition and changes in AMS end-market products due to changing customer demands;

•Changes in the Chinese economy, including relating to the demand for reconstituted tobacco, premium cigarettes and netting and due to impact of tariffs;

•Risks associated with the implementation of our strategic growth initiatives, including diversification, and the Company's understanding of, and entry into, new industries and technologies;

•Changes in the source and intensity of competition in our commercial segments;

•Our ability to attract and retain key personnel;

•Weather conditions, including potential impacts, if any, from climate change, known and unknown, seasonality factors that affect the demand for virgin tobacco leaf and natural disasters or unusual weather events;

•Seasonal or cyclical market and industry fluctuations which may result in reduced net sales and operating profits during certain periods;

•Increases in commodity prices and lack of availability of such commodities, including energy, wood pulp and resins, which could impact the sales and profitability of our products;

•Adverse changes in the oil, gas, automotive, construction and infrastructure, and mining sectors impacting key AMS segment customers;

•Increases in operating costs due to inflation or otherwise, such as labor expense, compensation and benefits costs;

•Employee retention and labor shortages;

•Changes in employment, wage and hour laws and regulations in the U.S., France and elsewhere, including the loi de Securisation de l'emploi in France, unionization rule and regulations by the National Labor Relations Board in the U.S., equal pay initiatives, additional anti-discrimination rules or tests and different interpretations of exemptions from overtime laws;

•Labor strikes, stoppages, disruptions or other disruptions at our facilities;

•The impact of tariffs, and the imposition of any future additional tariffs and other trade barriers, and the effects of retaliatory trade measures;

•Existing and future governmental regulation and the enforcement thereof, for example relating to the tobacco industry, taxation and the environment (including the impact thereof on our Chinese joint ventures);

•New reports as to the effect of smoking on human health or the environment;

•Changes in general economic, financial and credit conditions in the U.S., Europe, China and elsewhere, including the impact thereof on currency exchange rates (including any weakening of the Euro and Real) and on interest rates and the effects of the ongoing discussions between the U.K. and European Union to determine the terms of the U.K.'s withdrawal from the European Union;

•Changes in the method pursuant to which LIBOR rates are determined and the phasing out of USD LIBOR after 2023;

•Changes in the manner in which we finance our debt and future capital needs, including potential acquisitions;

•The success of, and costs associated with, our current or future restructuring initiatives, including the granting of any needed governmental approvals and the occurrence of work stoppages or other labor disruptions;

•Changes in the discount rates, revenue growth, cash flow growth rates or other assumptions used by the Company in its assessment for impairment of assets and adverse economic conditions or other factors that would result in significant impairment charges;

•Supply chain disruptions, including the failure of one or more material suppliers, including energy, resin and pulp suppliers, to supply materials as needed to maintain our product plans and cost structure;

•International conflicts and disputes, which restrict our ability to supply products into affected regions, due to the corresponding effects on demand, the application of international sanctions, or practical consequences on transportation, banking transactions, and other commercial activities in troubled regions;

•Compliance with the FCPA and other anti-corruption laws or trade control laws, as well as other laws governing our operations;

•The pace and extent of further international adoption of LIP cigarette standards and the nature of standards so adopted;

•Risks associated with our 50%-owned, non-U.S. joint ventures relating to control and decision-making, compliance, accounting standards, transparency and customer relations, among others;

•A failure in our risk management and/or currency or interest rate swaps and hedging programs, including the failures of any insurance company or counterparty;

•The number, type, outcomes (by judgment or settlement) and costs of legal, tax, regulatory or administrative proceedings, litigation and/or amnesty programs, including those in Brazil, France and Germany;

•The outcome and cost of LIP-related intellectual property infringement and validity litigation in Europe and the Glatz's German Patent Court invalidation proceedings;

•Risks associated with our technological advantages in our intellectual property and the likelihood that our current technological advantages are unable to continue indefinitely;

•Risks associated with acquisitions or other strategic transactions, including acquired liabilities and restrictions, retaining customers from businesses acquired, achieving any expected results or synergies from acquired businesses, complying with new regulatory frameworks, difficulties in integrating acquired businesses or implementing strategic transactions generally and risks associated with international acquisition transactions, including in countries where we do not currently have a material presence;

•Risks associated with dispositions, including post-closing claims being made against us, disruption to our other businesses during a sale process or thereafter, credit risks associated with any buyer of such disposed assets and our ability to collect funds due from any such buyer;

•Risks associated with our global asset realignment initiatives, including: changes in tax law, treaties, interpretations, or regulatory determinations; audits made by applicable regulatory authorities and/or our auditor; and our ability to operate our business in a manner consistent with the regulatory requirements for such realignment;

•Increased taxation on tobacco-related products;

•Costs and timing of implementation of any upgrades or changes to our information technology systems;

•Failure by us to comply with any privacy or data security laws or to protect against theft of customer, employee and corporate sensitive information;

•Changes in tax rates, the adoption of new U.S. or international tax legislation or exposure to additional tax liabilities;

•Changes in construction and infrastructure spending and its impact on demand for certain products;

•Potential loss of consumer awareness and demand for acquired companies’ products if it is decided to rebrand those products under the Company’s legacy brand names; and

•Other factors described elsewhere in this document and from time to time in documents that we file with the SEC.

All forward-looking statements made in this document are qualified by these cautionary statements. Forward-looking statements herein are made only as of the date of this document, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such and should only be viewed as historical data. The financial results reported in this release are unaudited.

For additional factors and further discussion of these factors, please see SWM's Annual Report on Form 10-K for the year ended December 31, 2020 and other reports we file with the SEC from time to time, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this release. The financial results reported in this release are unaudited.

Non-GAAP Financial Measures

Certain financial measures and comments contained in this press release exclude restructuring and impairment expenses, certain purchase accounting adjustments related to AMS segment acquisitions, acquisition and integration related costs, interest expense, the effect of income tax provisions and other tax impacts, capital spending, capitalized software costs, and depreciation and amortization. This press release also provides certain information regarding the Company's financial results excluding currency impacts. This information estimates the impact of changes in foreign currency rates on the translation of the Company's current financial results as compared to the applicable comparable period and is derived by translating the current local currency results into

U.S. Dollars based upon the foreign currency exchange rates for the applicable comparable period. Financial measures which exclude or include these items have not been determined in accordance with accounting principles generally accepted in the United States (GAAP) and are therefore "non-GAAP" financial measures. Reconciliations of these non-GAAP financial measures to the most closely analogous measure determined in accordance with GAAP are included in the financial schedules attached to this release.

The Company believes that the presentation of non-GAAP financial measures in addition to the related GAAP measures provides investors with greater transparency on the information used by the Company’s management in its financial and operational decision-making. Management also believes that the non-GAAP financial measures provide additional insight for analysts and investors in evaluating the Company’s financial and operational performance in the same way that management evaluates the Company's financial performance. Management believes that providing this information enables investors to better understand the Company’s operating performance and financial condition. These non-GAAP financial measures are not calculated or presented in accordance with, and are not intended to be considered in isolation or as alternatives or substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP, and should be read only in conjunction with the Company's financial measures prepared and presented in accordance with GAAP. The non-GAAP financial measures used in this release may be different from the measures used by other companies.

SOURCE SWM:

CONTACT

Andrew Wamser
Chief Financial Officer
+1-770-569-4271

Or

Mark Chekanow
Director of Investor Relations
+1-770-569-4229 (o)
+1-917-365-0085 (c)

Website: http://www.swmintl.com

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended September 30,
	2021	2020	% Change
Net sales	$383.6	$279.3	37.3%
Cost of products sold	298.4	199.1	49.9
Gross profit	85.2	80.2	6.2

Selling expense	13.2	9.0	46.7
Research and development expense	5.7	3.6	58.3
General expense	41.4	24.6	68.3
Total nonmanufacturing expenses	60.3	37.2	62.1

Restructuring and impairment expense	1.9	6.0	(68.3)
Operating profit	23.0	37.0	(37.8)
Interest expense	15.3	7.8	96.2
Other income (expense), net	3.7	(1.0)	N.M.
Income before income taxes and income from equity affiliates	11.4	28.2	(59.6)

Provision for income taxes	1.5	4.8	(68.8)
Income from equity affiliates, net of income taxes	2.3	1.1	N.M.
Net income	$12.2	$24.5	(50.2)%

Net income per share - basic:
Net income per share – basic	$0.38	$0.78	(51.3)%

Net income per share – diluted:
Net income per share – diluted	$0.38	$0.78	(51.3)%

Cash dividends declared per share	$0.44	$0.44

Weighted average shares outstanding:

Basic	31,046,100	30,909,700

Diluted	31,401,000	31,142,500

N.M. - Not Meaningful

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share amounts)
(Unaudited)

	Nine Months Ended September 30,
	2021	2020	% Change
Net sales	$1,049.6	$795.0	32.0%
Cost of products sold	795.5	566.2	40.5
Gross profit	254.1	228.8	11.1

Selling expense	34.2	27.3	25.3
Research and development expense	14.9	10.4	43.3
General expense	126.7	77.9	62.6
Total nonmanufacturing expenses	175.8	115.6	52.1

Restructuring and impairment expense	5.9	7.7	(23.4)
Operating profit	72.4	105.5	(31.4)
Interest expense	31.3	22.8	37.3
Other income (expense), net	0.8	(0.7)	N.M.
Income from continuing operations before income taxes and income from equity affiliates	41.9	82.0	(48.9)

Provision for income taxes	12.4	15.5	(20.0)
Income from equity affiliates, net of income taxes	6.1	2.0	N.M.
Net income	$35.6	$68.5	(48.0)%

Net income per share - basic:
Net income per share – basic	$1.13	$2.19	(48.4)%

Net income per share – diluted:
Net income per share – diluted	$1.12	$2.18	(48.6)%

Cash dividends declared per share	$1.32	$1.32

Weighted average shares outstanding:

Basic	31,022,100	30,805,300

Diluted	31,381,600	31,020,100

N.M. - Not Meaningful

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(Unaudited)

	September 30, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$73.6	$54.7
Accounts receivable, net	242.2	148.5
Inventories	261.3	179.7
Other current assets	32.7	13.5
Property, plant and equipment, net	467.5	339.0
Goodwill	660.0	403.7
Other noncurrent assets	682.5	445.8
Total Assets	$2,419.8	$1,584.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current debt	$18.0	$2.8
Other current liabilities	228.6	164.1
Long-term debt	1,288.2	590.5
Pension and other postretirement benefits	39.5	36.5
Deferred income tax liabilities	109.3	45.1
Long-term income tax payable	16.6	17.7
Other noncurrent liabilities	83.9	78.6
Stockholders’ equity	635.7	649.6
Total Liabilities and Stockholders’ Equity	$2,419.8	$1,584.9

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Dollars in millions)
(Unaudited)

	Nine Months Ended September 30,
	2021	2020
Operating
Net income	$35.6	$68.5
Non-cash items included in net income:
Depreciation and amortization	70.3	52.3
Deferred income tax	2.4	1.5
Pension and other postretirement benefits	(0.2)	2.6
Stock-based compensation	6.3	5.6
Income from equity affiliates	(6.1)	(2.0)
Brazil tax assessment accruals, net	(6.1)	—
Cash dividends received from equity affiliates	0.8	2.7
Other items	(4.4)	(4.7)
Changes in operating working capital	(71.1)	(19.0)
Cash provided by operations	27.5	107.5

Investing
Capital spending	(23.8)	(20.7)
Capitalized software costs	(1.9)	(2.8)
Acquisitions, net of cash acquired	(630.6)	(169.3)
Other investing	(2.0)	2.3
Cash used in investing	(658.3)	(190.5)

Financing
Cash dividends paid to SWM stockholders	(41.5)	(41.2)
Proceeds from issuances of long-term debt	729.7	212.7
Payments on long-term debt	(19.5)	(124.6)
Payments for debt issuance costs	(14.6)	—
Purchases of common stock	(3.1)	(0.9)
Cash provided by financing	651.0	46.0

Effect of exchange rate changes on cash and cash equivalents	(1.3)	0.3

Increase (decrease) in cash and cash equivalents	$18.9	$(36.7)

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REPORTING
(Dollars in millions)
(Unaudited)

Net Sales
	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	% Change	2021	2020	% Change
AMS	$260.1	$138.9	87.3%	$675.1	$394.6	71.1%
EP	123.5	140.4	(12.0)%	374.5	400.4	(6.5)%
Total Consolidated	$383.6	$279.3	37.3%	$1,049.6	$795.0	32.0%

Operating Profit
	Three Months Ended September 30,				Nine Months Ended September 30,
			Return on Net Sales				Return on Net Sales
	2021	2020	2021	2020	2021	2020	2021	2020
AMS	$15.9	$18.5	6.1%	13.3%	$56.1	$45.3	8.3%	11.5%
EP	24.0	28.2	19.4%	20.1%	78.1	93.3	20.9%	23.3%
Unallocated	(16.9)	(9.7)			(61.8)	(33.1)
Total Consolidated	$23.0	$37.0	6.0%	13.2%	$72.4	$105.5	6.9%	13.3%

Non-GAAP Adjustments to Operating Profit
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
AMS - Restructuring & Impairment Expenses	$—	$—	$—	$0.5
AMS - Purchase Accounting Adjustments	11.3	6.5	32.1	19.3
EP - Restructuring, impairment Expenses, and plant closure expenses	2.4	9.1	6.4	10.3
Unallocated - Acquisition and Integration Related Costs	3.3	0.1	19.0	0.1
Total Consolidated	$17.0	$15.7	$57.5	$30.2

Adjusted Operating Profit
	Three Months Ended September 30,				Nine Months Ended September 30,
			Return on Net Sales				Return on Net Sales
	2021	2020	2021	2020	2021	2020	2021	2020
AMS	$27.2	$25.0	10.5%	18.0%	$88.2	$65.1	13.1%	16.5%
EP	26.4	37.3	21.4%	26.6%	84.5	103.6	22.6%	25.9%
Unallocated	(13.6)	(9.6)			(42.8)	(33.0)
Total Consolidated	$40.0	$52.7	10.4%	18.9%	$129.9	$135.7	12.4%	17.1%

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DATA
(Dollars in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Operating profit	$23.0	$37.0	$72.4	$105.5
Plus: Restructuring expenses	2.4	9.2	6.4	10.9
Plus: Purchase accounting adjustments	11.3	6.5	32.1	19.3
Plus: Acquisition and integration related costs	3.3	—	19.0	—
Adjusted Operating Profit	$40.0	$52.7	$129.9	$135.7

Income	$12.2	$24.5	$35.6	$68.5
Plus: Restructuring and impairment Expenses	1.9	6.0	5.9	7.7
Less: Tax impact of restructuring and impairment expense	(0.5)	(1.5)	(1.5)	(2.0)
Plus: Plant closure	0.5	3.2	0.5	3.2
Less: Tax impact of plant closure	(0.1)	(0.7)	(0.1)	(0.7)
Plus: Purchase accounting adjustments	11.3	6.5	32.1	19.3
Less: Tax impact of purchase accounting adjustments	(2.2)	(1.6)	(6.4)	(4.7)
Plus: Brazil tax assessments	—	—	(6.1)	—
Less: Tax impact of Brazil tax assessments	0.3	—	2.8	—
Plus: Acquisition and integration related costs	3.3	—	19.0	—
Less: Tax impact on acquisition and integration related costs	(0.8)	—	(4.2)	—
Plus: Acquisition related foreign currency exchange impacts	—	—	6.9	—
Less: Tax Impact on acquisition related foreign currency exchange impacts	—	—	—	—
Less: Tax legislative changes, net of other discrete items	(0.1)	—	2.1	(0.4)
Adjusted Income	$25.8	$36.4	$86.6	$90.9

Earnings per share - diluted	$0.38	$0.78	$1.12	$2.18
Plus: Restructuring and impairment Expenses	0.06	0.19	0.19	0.25
Less: Tax impact of restructuring and impairment expense	(0.02)	(0.04)	(0.05)	(0.06)
Plus: Plant closure	0.02	0.10	0.02	0.10
Less: Tax impact of plant closure	—	(0.02)	—	(0.02)
Plus: Purchase accounting adjustments	0.36	0.20	1.02	0.62
Less: Tax impact of purchase accounting adjustment	(0.07)	(0.05)	(0.21)	(0.15)
Plus: Brazil tax assessments	—	—	(0.20)	—
Less: Tax impact of Brazil tax assessments	0.01	—	0.09	—
Plus: Acquisition and integration related costs	0.10	—	0.60	—
Less: Tax impact on acquisition and integration related costs	(0.02)	—	(0.13)	—
Plus: Acquisition related foreign currency exchange impacts	—	—	0.22	—
Less: Tax legislative changes, net of other discrete items	—	—	0.07	(0.01)
Adjusted Earnings Per Share - Diluted	$0.82	$1.16	$2.74	$2.91

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DATA
(Dollars in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net income	$12.2	$24.5	$35.6	$68.5
Plus: Interest expense on debt	15.3	7.8	35.8	22.8
Plus: Reversal of interest expense on Brazil tax assessments	—	—	(4.5)	—
Plus: Provision for income taxes	1.5	4.8	12.4	15.5
Plus: Depreciation and amortization	24.1	19.2	67.5	50.8
Plus: Restructuring and impairment Expenses	1.9	6.0	5.9	7.7
Plus: Inventory write-down expense related to plant closure	0.5	2.0	0.5	2.0
Plus: Acquisition and integration related costs	3.3	—	19.0	—
Plus: Income from equity affiliates	(2.3)	(1.1)	(6.1)	(2.0)
Plus: Other (income) loss, net	(3.7)	1.0	(6.1)	0.7
Plus: Acquisition related foreign currency exchange impacts	—	—	6.9	—
Plus: Reversal of other expenses related to Brazil tax assessments	—	—	(1.6)	—
Adjusted EBITDA	$52.8	$64.2	$165.3	$166.0

AMS adjusted EBITDA	$34.3	$29.1	$106.6	$76.6
EP adjusted EBITDA	32.0	44.4	100.9	121.7
Unallocated adjusted EBITDA	(13.5)	(9.3)	(42.2)	(32.3)
Adjusted EBITDA	$52.8	$64.2	$165.3	$166.0

Cash provided by operating activities	$7.7	$58.2	$27.5	$107.5
Less: Capital spending	(7.5)	(5.8)	(23.8)	(20.7)
Less: Capitalized software costs	(0.6)	(1.1)	(1.9)	(2.8)
Free Cash Flow	$(0.4)	$51.3	$1.8	$84.0

			September 30, 2021	December 31, 2020

Total Debt			$1,306.2	$593.3
Less: Cash			73.6	54.7
Net Debt			$1,232.6	$538.6